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                                                                    EXHIBIT 10.L

                        THIRD AMENDMENT TO EMPLOYMENT,
                    NON-DISCLOSURE AND NON-COMPETE AGREEMENT
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     This Amendment (which may hereinafter be referred to as the "Third
Amendment") is an amendment to the amended Employment, Non-Disclosure and Non-Compete Agreement dated June 20, 1994 (hereinafter referred to as the "1994 Agreement"), between International Electronics, Inc., a duly authorized and existing Massachusetts corporation with a usual place of business at 427 Turnpike Street, Canton, Massachusetts 02021 (hereinafter referred to as the "Company") and John Waldstein of 97 Meadowbrook Road, Needham, Massachusetts 02492 (hereinafter referred to as the "Employee"). The 1994 Agreement was amended by a 1994 Amendment dated December 7, 1994 (hereinafter referred to as the "1994 Amendment"), as well as by a Second Amendment dated May 1, 1998 (hereinafter referred to as the "Second Amendment"). This Third Amendment is dated as of July 15, 1999.

     For good and valuable consideration, including the promises hereinafter made, the parties hereto hereby agree that the 1994 Agreement, as amended by the 1994 Amendment and the Second Amendment, is hereby further amended as follows:

A.   Changes to Paragraph 6.  Paragraph 6 of the Second Amendment is hereby
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deleted and the following is substituted in its place:

     6.   Term/Termination.  The Employee's employment may be terminated by the
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     Company at any time for cause, for voluntary resignation, or upon death or permanent disability of the Employee, all as defined in this Paragraph 6. Unless the Employee is terminated pursuant to the causes set forth in Paragraph 6(a), 6(b), 6(c) or 6(d), the term of the Employee's employment shall be for a continuing period of three years following each day of employment. In further clarification of this provision, it is intended that the employment term of the Employee, at all times following the effective date of this Third Amendment, will be a continuing three year period unless the Employee's employment is terminated pursuant to Paragraph 6(a), 6(b), 6(c) or 6(d).

          a. "Termination for Cause" shall mean the termination of employment of the Employee because of the Employee's dishonesty, theft, gross misconduct, disclosure of trade secrets or aid of a competitor.

          b. "Termination by Voluntary Resignation" shall mean the termination of employment as a result of the voluntary resignation or withdrawal, for any reason, by the Employee.

          c. "Termination by Death" shall mean the termination of employment as a result of the death of the Employee.

          d. "Termination by Disability" shall mean the termination of employment as a result of the disability, as herein defined, of the Employee.

          e. "Disability" shall mean the Employee's inability to perform the services which he is to provide to the Company for any 100 weekdays in any continuous period of six months by reason of physical or mental illness or incapacity. In the event of any dispute between the parties regarding the existence of a permanent disability, the matter shall be determined by a licensed
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          physician selected by the Company, and such determination shall be conclusive and binding upon the Company and Employee.

          f. If the Company's principal office changes so that it would be inconvenient for the Employee to perform his duties at the Company's principal office without changing his primary residence, and if the Employee refuses to perform his services at the Company's new principal office, such refusal shall not be a grounds for termination for cause.

B.   Changes to Paragraph 5.  Paragraph 5 of the 1994 Agreement, as amended by
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the 1994 Amendment, is hereby modified by adding the following clauses:

          i. The Company grants to John Waldstein options to purchase 25,000 shares of IEI common stock at the average of the bid and asked prices for the 10 trading days of the Company prior to April 14, 1999, with such options to vest in equal annual amounts over the four years following April 14, 1999.

          j. In addition, on January 1, 1999 and each January 1 thereafter, the base salary described in Paragraph 5 of the 1994 Agreement shall be adjusted at a minimum for inflation during the prior year. The adjustment shall be based on the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston, Massachusetts published by the Bureau of Labor Statistics of the U.S. Department of Labor, all items, unadjusted for seasonal variations (1982-1984=100) or any index published by the United States government in substitution thereof. The adjustment shall be based on the change in the Consumer Price Index from January of 1998 to January of the year in which the calculation is performed.

          k. If (i) the Employee is involuntarily terminated for any reason other than pursuant to the causes set forth in Paragraph 6(a), 6(c) or 6(d), including a change of status as defined in Paragraph 21(d), or
          (ii) if there is an election of a slate of directors not approved by Employee, an amount equal to the total compensation due to the Employee over time under the 1994 Agreement, as amended, shall be calculated, and such total compensation as calculated shall be paid in a single payment to the Employee no later than 10 days following his termination. Without limiting the generality of the foregoing, not later than 10 days following such a termination, the Company shall pay to the Employee an amount equal to the Employee's current annual total compensation multiplied by three and adjusted for cost of living under Paragraph 5(j) using the most recent annual adjustment calculation as the basis for adjustment over the three years. Total compensation as used herein and in Paragraph 21(c) shall include all salary, bonus, and other benefits to which the Employee is entitled.

          l. If the Employee is terminated for disability, as herein defined, any unvested options which would have vested within one year of such termination, shall be vested and then currently exercisable.

          m. The Company, through its Board of Directors or Compensation Committee, may bonus or otherwise provide additional incentives to the Employee.

          n. The Company shall pay to the Employee an amount sufficient to enable the Employee to receive the accelerated compensation payments called for under Paragraph 5, net of any excise tax required to be paid by the Employee under Internal Revenue Code, Section 280G on accelerated compensation payments to the Employee.

C.   Changes to Paragraph 10.1.  Paragraph 10.1 of the 1994 Agreement, as
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amended,  is hereby deleted and the following is substituted in its place:

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     10.1  Non-Competition.  So long as the Employee is employed as an Employee
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     or as a Consultant by the Company, and for a period of one year following the termination of the Employee's employment with the Company for any reason, so long as during said one year period the Company pays to the Employee the payments to which the Employee is entitled, the Employee, during said one year period, shall not engage, directly or indirectly, in any business activity or own, directly or indirectly, any interest in any business which competes with the business of the Company as conducted or as planned to be conducted by the Company during the Employee's employment at any place within the United States or the world where the Company then conducts business, whether for his own account or as an employee, partner, officer or director of, or consultant or independent contractor to, or holder of more than five percent (5%) of the equity interest in, any other person, firm, partnership or corporation. If at any time the foregoing provisions shall be deemed to be invalid or unenforceable or are prohibited by the laws of the state or place where they are to be enforced, by reason of being vague or unreasonable as to duration or place of performance, this section shall be considered divisible and shall become and be immediately amended to include only such time and such area as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and the Employee expressly agree that this section, as so amended, shall be valid and binding as though any valid or unenforceable provision had not been included herein.

D.   Adoption of New Paragraph 21.  The 1994 Agreement, as amended, is hereby
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further amended by adding the following Paragraph 21:

     21.  Acquisition Matters.  If an Acquisition Event, as hereinafter defined,
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     occurs, the following provisions shall apply to the Employee:

          a. If an Acquisition Event occurs, the Employee's base salary shall increase to annualized compensation of $175,000 per year, commencing on the Acquisition Event. Such amount shall be increased each January 1 commencing on January 1 following the Acquisition Event in accordance with the formula described in Paragraph 5(j) of the Third Amendment.

          b. On the occurrence of any Acquisition Event, all of the Employee's then unvested stock options and warrants shall be vested and then currently exercisable.

          c. If an Acquisition Event occurs, for the first six months that the Employee works after the Acquisition Event, the Company shall pay to the Employee a severance payment of one year of total compensation, and for each six months after the first six months that the Employee works after the Acquisition Event, the Company shall pay to the Employee a severance payment of six months of total compensation at such time as the Employee voluntarily resigns his employment or is terminated by death or disability, provided however, that the Employee's severance payment shall not exceed three years of total compensation. The severance payments provided herein shall be paid within ten (10) days of such voluntary resignation.

          d. If an Acquisition Event occurs, the Company shall not change the status of the Employee. A change of status shall

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          mean the occurrence of any of the following events without the express written approval of the Employee: (i) any diminution or change in any manner adverse to the Employee of (x) his positions, duties, responsibilities, or status with the Company; (y) his reporting responsibilities, titles, offices or the manner in which he is held out to the public or the industry; or (z) his salary, bonus or other benefits, or (ii) the Company requiring him to be based at any office or location more than thirty miles from the Company's current main office in Massachusetts or the Company requiring the Employee to travel on Company business to a greater extent than the Employee traveled prior to the Acquisition Event.

          e. An "Acquisition Event" is defined as any event in which the Company merges or consolidates with another party or sells all or substantially all of its assets to an unaffiliated third party or an event in which more than 50% of the outstanding common stock of the Company is acquired by a third party or the third party and its affiliates. An Acquisition Event will also be the election of a slate of Directors not approved by the Employee.

D.   Adoption of New Paragraph 22.  The 1994 Agreement, as amended, is hereby
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further amended by adopting the following Paragraph 22:

     22.  Enforcement Matters.  The following provisions shall apply to the
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     parties to the 1994 Agreement, as amended:

          a. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to the 1994 Agreement, as amended, or the Employee's employment by the Company, such controversy, claim or dispute shall be settled in accordance with the rules of arbitration of the American Arbitration Association under the rules then pertaining in Boston, Massachusetts, and shall be conducted under the Expedited Procedures thereof . The arbitrator shall be a person with significant experience in businesses similar to the business conducted by the Company. The parties agree that such arbitration shall be binding and conclusive upon them. At the request of either party, arbitration proceedings will be conducted in secrecy, and in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence and available for inspection only by the parties or any court in which an award is finally entered. Judgment upon any award so rendered may be entered in any court of competent jurisdiction.

          b. In the event of litigation or arbitration relating to the 1994 Agreement, as amended, the Employee, if the prevailing party, shall be paid its reasonable expenses and reasonable attorney's fees by the other party.

          c. In the event of litigation or arbitration relating to the payment of the obligations by the Company under the 1994 Agreement, as amended, the Employee, if the prevailing party, shall be paid treble damages by the other party.

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          d.   In the event of litigation or arbitration relating to the 1994
          Agreement, as amended, the Employee, if the prevailing party, shall be paid interest by the other party on any amounts due at the rate of 12% per annum, calculated on a daily basis.

          e. Any litigation or arbitration relating to the 1994 Agreement, as amended shall be decided in the federal or state courts of Massachusetts as to litigation, or in Boston, Massachusetts as to arbitration.

     Other than as provided in this Third Amendment, all of the terms and conditions of the 1994 Agreement, as amended by the 1994 Amendment and by the Second Amendment, shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a party duly authorized thereunto and the Employee has hereunto set his hand and seal, all as of the date set forth above.

                                             International Electronics, Inc.

/s/ John Waldstein
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John Waldstein, Employee                     By: /s/ Kenneth Moyes
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                                                Kenneth Moyes, Director
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